Exhibit 99.1

For Immediate Release

Starwood Property Trust Reports Results for the

Quarter Ended September 30, 2015

– Quarterly Core Earnings of $0.56 per Diluted Common Share –

– Funds $1.2 Billion during the Quarter –

– Attains Membership in the Federal Home Loan Bank of Des Moines –

– Signs Definitive Agreement to Acquire $553.2 Million Multi-Family Affordable Housing Portfolio –

– Declares Dividend of $0.48 per Share for the Fourth Quarter of 2015 –

GREENWICH, Conn., November 5, 2015 /PRNewswire/ -- Starwood Property Trust, Inc. (NYSE: STWD) today announced operating results for the fiscal quarter ended September 30, 2015.  The Company’s third quarter 2015 Core Earnings (a non-GAAP financial measure) were $135.4 million, or $0.56 per diluted share, an increase of 8% from the $125.9 million, or $0.53 per diluted share reported for the second quarter of 2015.  GAAP net income for the third quarter of 2015 was $116.7 million, or $0.49 per diluted share.

“The debt markets were turbulent in the quarter as the supply-demand imbalance in the high yield market spilled into the CMBS universe. Recognizing this downward momentum and that our opportunity set was improving each week, we were exceedingly careful in our loan commitments. While our Lending Segment stepped back momentarily, our Investing and Servicing Segment took advantage of its unique capabilities and invested in several high yielding opportunities. We also made a major equity investment, closing on the initial assets of an affordable multi-family housing portfolio, which should produce low double digit cash yields financed with 18-year fixed rate debt. The Company’s loan-to-value ratio of 62% and its leverage level of 1.2x debt-to-equity reflect our conservative nature and our commitment to credit quality. Our continued performance is a testament to the synergies we achieve through our relationship with Starwood Capital Group and the multi-cylinder business platform we have built and is consistent with our core strategy of delivering a safe and predictable dividend accompanied by best-in-class transparency,” stated Barry Sternlicht, Chairman and Chief Executive Officer of Starwood Property Trust.

Mr. Sternlicht continued, “We are differentiated by a seasoned portfolio that enables us to recycle capital in order to take advantage of market dislocations and reinvest in opportunities that generate attractive yields. Our diversified investment focus, coupled with our global expertise across the real estate equity and debt markets, has allowed us to remain invested throughout varying market conditions. However, we will continue to exercise patience as we evaluate the investing landscape and preserve our financial capacity only for the highest quality and best risk-adjusted investments.”

Highlights for the Third Quarter 2015 by Business Segment

The Company currently operates in three reportable segments: Real Estate Lending (the “Lending Segment”), Real Estate Investing and Servicing (the “Investing and Servicing Segment”) and Real Estate Property (the “Property Segment”). The Lending Segment primarily represents the Company’s on-balance sheet loan origination business. The Investing and Servicing Segment includes the Company’s U.S. and European servicing businesses, CMBS investment business and conduit loan origination platform.  The Property Segment includes the Company’s investments in stabilized commercial real estate properties that are held for investment.

Real Estate Lending Segment

During the third quarter of 2015, the Lending Segment contributed Core Earnings of $107.8 million, or $0.44 per diluted share.  GAAP earnings during the third quarter of 2015 were $104.2 million, or $0.43 per diluted share.

The Lending Segment originated $309.9 million of new loans during the quarter, with fundings of $415.6 million. Repayments totaled $683.6 million, including $448.4 million from target investments and $220.9 million from the sale of senior interests. Newly originated loans include:

•	A $156.2 million first mortgage and mezzanine loan for the acquisition and renovation of a 29-property, 1.6 million square foot portfolio of office buildings located in the Greater Philadelphia area.

•	An $86.5 million first mortgage and mezzanine loan for the acquisition and renovation of a 548-room hotel and 6-story parking garage located in Las Vegas, Nevada.

•	A $67.2 million first mortgage and mezzanine loan for the refinancing of a 30-story office building and adjacent 12-story parking garage located in Miami, Florida.

Subsequent to quarter end, the Lending Segment closed $212.5 million of new loan originations with $643.7 million in various stages of closing.

At September 30, 2015, the Lending Segment’s principal assets are as follows:

Lending Segment Investments

(Amounts in millions)

Investment	Face Amount	Carry Value (1)	Asset Specific Financing (2)	Net Investment	Unlevered Return on Asset	Current Leveraged Return (3)	Optimal Asset-Level Return (4)
First mortgages held-for-investment (5)	$4,589	$4,531	$2,035	$2,496	7.0%	9.6%	10.7%
Subordinated mortgages held-for-investment	425	399	2	397	11.3%	11.3%	11.3%
Mezzanine loans held-for-investment (5)	873	886	-	886	10.9%	10.9%	10.9%
Preferred equity investments held-to-maturity	81	82	-	82	10.7%	10.7%	10.7%
CMBS	283	283	166	117	6.2%	10.4%	11.3%
Target portfolio of Lending Segment	$6,251	$6,181	$2,203	$3,978	7.8%	10.1%	10.9%
RMBS available-for-sale at fair value	242	185	7	178	11.6%
Loans held-for-sale	29	27	-	27
Loans transferred as secured borrowings	144	142	144	(2)
Equity security	14	14	-	14
Investment in unconsolidated entities	N/A	30	-	30
Total investments	$6,680	$6,579	$2,354	$4,225

Loan-to-Value of Portfolio

The following table reflects the weighted average loan-to-value (“LTV”) ratio of the Lending Segment’s loan portfolio as of September 30, 2015:

Weighted Average LTV of Loan Portfolio (5)(6)
	First Mortgages	Subordinated Mortgages	Mezzanine	Preferred Equity	Total (7)
Beginning LTV	0.0%	29.0%	45.7%	47.5%	9.4%
Ending LTV	61.7%	56.7%	64.3%	52.4%	61.6%

Real Estate Investing and Servicing Segment

During the third quarter of 2015, the Investing and Servicing Segment contributed Core Earnings of $64.7 million, or $0.27 per diluted share, an increase of 6% from the $61.1 million, or $0.25 per diluted share reported for the second quarter of 2015.  GAAP earnings during the third quarter of 2015 were $67.1 million, or $0.28 per diluted share.

Significant activity during the quarter includes:

•	Originated $535.6 million of conduit loans and participated in four securitizations totaling $410.2 million.
•	Purchased $115.0 million of CMBS, including $65.2 million in new issue B-pieces.
•	Obtained four new servicing contracts representing $4.2 billion of collateral.
•	Purchased three retail properties from CMBS trusts for a gross purchase price of $32.5 million.

At September 30, 2015, the Investing and Servicing Segment’s principal assets are as follows:

Investing and Servicing Segment Investments

(Amounts in millions)

Investment	Carry Value	Asset Specific Financing	Net Investment
CMBS (8)	$927	$167	$760
Special servicing intangibles	156	-	156
Conduit loans	424	287	137
Investment in unconsolidated entities	55	-	55
Properties and lease intangibles, net	90	32	58
Total investments	$1,652	$486	$1,166

As of September 30, 2015, the Company was active special servicer on $12.2 billion of loans and real estate owned and named special servicer on $118.3 billion of loans and real estate owned.  Subsequent to quarter end, the Company secured four special servicer assignments from new issue CMBS trusts.

Real Estate Property Segment

During the third quarter of 2015, the Property Segment contributed Core Earnings(9) of $6.2 million, or $0.03 per diluted share.  GAAP earnings during the third quarter of 2015 were $1.2 million.

Subsequent to July 1, 2015, the Company entered into definitive agreements to acquire 30 affordable housing communities located throughout Florida for an aggregate acquisition price of $553.2 million.  The acquisition will be funded with a combination of existing cash on hand and debt, including third party debt and the assumption of pre-existing federal, state and county sponsored financing. This portfolio is 98% occupied and is comprised of 8,320 units concentrated primarily in the Tampa, Orlando and West Palm Beach metropolitan areas.  The transaction is expected to close in phases, the first of which closed on October 20, 2015 for $143.2 million and is comprised of seven properties. The remaining properties are expected to close by the end of the fourth quarter and are subject to customary closing conditions.

Also during the quarter, the Property Segment completed its acquisition of the Ireland portfolio by purchasing the remaining asset, a fully occupied, net leased office property located in Dublin, for approximately $121.9 million.

At September 30, 2015, the Property Segment’s principal assets are as follows:

Property Segment Investments

(Amounts in millions)

Investment	Net Carrying Value	Asset Specific Financing	Net Investment	Net Operating Income (10)		Occupancy Rate	Weighted Average Lease Term
Office (11)	$485	$317	$168	$6.3		99.8%	10.0 years
Multi-family residential (11)	17	11	6	0.2		100.0%	0.3 years
Investment in unconsolidated entity - retail	122	-	122	2.4	(12)	93.5%	9.5 years
	$624	$328	$296	$8.9

Financing Activities

As of September 30, 2015, the Company had an aggregate outstanding debt balance of $5.1 billion and maximum borrowing capacity of $7.7 billion under its 18 financing facilities and three convertible senior notes, with a debt-to-equity ratio of 1.2x.

During the third quarter, the Company:

•	Attained membership in the Federal Home Loan Bank of Des Moines with a maximum borrowing capacity of $1.0 billion.
•	Amended its largest repurchase facility to upsize available borrowings from $1.25 billion to $1.6 billion.
•

Amended an existing revolving repurchase facility to (i) permanently upsize available borrowings from $250.0 million to $450.0 million; (ii) extend the maturity date to July 2019 assuming exercise of a one-year extension option; (iii) reduce pricing; (iv) unencumber up to $728.4 million of assets; and (v) provide the Company an option to further upsize available borrowings from $450.0 million to $650.0 million subject to certain conditions.

•	Repurchased 1.4 million shares of common stock at an average price of $20.86 for $29.1 million.

Subsequent to quarter end, in October 2015, the Company amended an existing revolving repurchase facility to upsize available borrowings from $325.0 million to $500.0 million and extend the maturity from October 2018 to October 2020, assuming exercise of available extension options.

Interest Rate Sensitivity

The Company should benefit from a rising rate environment, particularly given its high volume of LIBOR-based floating rate loans.  As of September 30, 2015, 82% of the Lending Segment’s existing loan portfolio and 100% of its current loan pipeline is indexed to LIBOR. In addition, 82% of the floating rate portfolio benefits from having a LIBOR floor at an average rate of 0.31%.  For the 18% of the portfolio that is fixed rate, the weighted average coupon is 7.8%.  The Company realizes an additional benefit from its fixed rate convertible senior notes, which help limit exposure to rising rates.

The following table summarizes the impact to annual net income from a specified hypothetical change in LIBOR:

Interest Rate Sensitivity as of September 30, 2015

(Amounts in millions except per share data)

Income (Expense) Subject to Interest Rate	Variable rate investments and indebtedness	3.0% Increase	2.0% Increase	1.0% Increase
Investment income from variable rate investments	$5,134	$173	$113	$53
Interest expense from variable rate debt	(3,670)	(110)	(74)	(37)
Net investment income from variable rate instruments	$1,464	$63	$39	$16
Impact per diluted share		$0.26	$0.17	$0.07

Additionally, the Company’s special servicing revenues would likely benefit from a rising rate environment due to an expected increase in the number of loans that would enter special servicing.

Book Value Per Share, Net of Minority Interest

	September 30, 2015	June 30, 2015
Book value per diluted share	$17.43	$17.39

Investment Capacity

As of November 2, 2015, the Company has the capacity to acquire or originate up to $2.7 billion of new investments through (i) $366.9 million of expected fourth quarter maturities, prepayments, sales and participations; (ii) $1.9 billion of unallocated warehouse capacity; (iii) $229.5 million of approved but undrawn capacity under existing financing facilities; (iv) $331.4 million of available cash and equivalents and (v) approximately $73.2 million of net equity invested in RMBS that are classified as available-for-sale.

Dividend

On November 5, 2015, the Company’s Board of Directors declared a dividend of $0.48 per share of common stock for the quarter ending December 31, 2015. The dividend is payable on January 15, 2016 to common shareholders of record as of December 31, 2015.

2015 Guidance

For 2015, the Company is refining its Core Earnings guidance to a range of $2.13 to $2.17 per diluted share.  This guidance reflects the Company’s estimates on the (i) yield on existing investments; (ii) yield on incremental investments inclusive of the Company’s existing pipeline; (iii) amount and timing of debt and equity capital deployment to fund new investments; (iv) costs of additional debt and equity capital to fund new investments; (v) pace of amortization of the servicing intangible based on the amount and timing of servicing fees on existing contracts; (vi) taxation associated with the TRSs, particularly the Investing and Servicing TRSs, which house this segment’s servicing and conduit loan operations, both of which generate significant taxable income; and (vii) changes in costs and expenses reflective of the Company’s forecasted operations.  This guidance does not reflect any impact that may result from repurchases of equity or convertible debt securities pursuant to the Company’s existing repurchase program.  All guidance is based on current expectations of future economic conditions, the dynamics of the commercial real estate markets in which it operates and the judgment of the Company's management team.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found at the Company’s website in the Investor Relations section under “Financial Information”.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Thursday, November 5, 2015 at 10:00 a.m. Eastern Time to discuss third quarter financial results and recent events.  A webcast will be available on the Company's website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least five minutes prior to the scheduled start time in order to register and download and install any necessary audio software.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic:  1-877-548-7911

International:  1-719-325-4835

Conference Call Playback:

Domestic:  1-877-870-5176

International:  1-858-384-5517

Passcode:  212785

The playback can be accessed through November 19, 2015

About Starwood Property Trust, Inc.

Starwood Property Trust (NYSE: STWD), an affiliate of global private investment firm Starwood Capital Group, is the largest commercial mortgage real estate investment trust in the United States. The Company’s core business focuses on originating, acquiring, financing and managing commercial mortgage loans and other commercial real estate debt and equity investments. Through its subsidiaries LNR Property, LLC and Hatfield Philips International, Starwood Property Trust also operates as the largest commercial mortgage special servicer in the United States and one of the largest primary and special servicers in Europe. With total capital deployed since inception of approximately $21.1 billion, Starwood Property Trust continues to solidify its position as one of the premier real estate finance companies in the country.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.   Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company's reports filed with the SEC.

Footnotes

(1)

The difference between the Carry Value and Face Amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs. The difference between the Carry Value and Face Amount of the available-for-sale securities consists of the unrealized gains/(losses) on the fair value of the securities and unamortized purchase discount.

(2)	Current financings are either floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.
(3)

The current leveraged return represents the compounded effective rate of return earned over the life of the investment based on existing leverage levels as of September 30, 2015, and calculated on a weighted average basis.  Leveraged returns include the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method. Leveraged returns are presented solely for informational purposes and will not equal income recognized in prior or future periods due mainly to the fact that (i) interest earned on the Company’s floating rate loans will change in the future when interest rates change, and these leveraged returns assume interest rates remain at current levels and (ii) the leveraged returns assume that the leverage levels existing at September 30, 2015 will be maintained either throughout the remaining term of the applicable credit facilities or the remaining term of the investment, if shorter.  However, leverage levels in future periods will likely fluctuate as the Company manages its day-to-day liquidity.

(4)

The optimal asset-level return assumes (i) maximum available leverage in place or in negotiation for each asset, notwithstanding the amount actually borrowed, and (ii) full syndication of the first mortgage when syndication is deemed probable.

(5)

First mortgages include first mortgage loans and any contiguous mezzanine loan components because as a whole, the expected credit quality of these loans is more similar to that of a first mortgage loan.  The application of this methodology resulted in mezzanine loans with carrying values of $892.3 million being classified as first mortgages as of September 30, 2015.

(6)

Underlying property values are determined by the Company’s management based on its ongoing asset assessments, and loan balances that are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan, which may include subordinated mortgages and/or mezzanine loans.  Assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan. Assets characterized as mezzanine loans are mezzanine loans where the Company does not own the senior most interest in the loan. For any loans collateralized by ground-up construction projects without significant leasing or units with executed sales contracts, the fully funded loan balance is included in the numerator and the fully budgeted construction cost, including costs of acquisition of the property, is included in the denominator. For ground up construction loans which have significant leasing or units under contract for sale, the fully funded loan balance is included in the numerator with an estimate of the stabilized value upon completion of construction included in the denominator.  Includes loans held for investment and preferred equity.

(7)	Represents the Company’s entire investment, which includes all components of the capital stack that it owns (i.e., first mortgages, subordinated mortgages, mezzanine loans and preferred equity).
(8)	Face amount is $4.5 billion. Differences between face amount and carry value are principally attributable to purchase discounts and changes in fair value.
(9)

Effective July 1, 2015, the Company modified the definition of Core Earnings to exclude acquisition costs incurred for successful acquisitions.  Such costs are capitalized and amortized over the associated property’s estimated useful life.

(10)

Includes net operating income for the current quarter, which includes net operating income subsequent to the July 24, 2015 acquisition date for the Ireland portfolio property acquired during the quarter.

(11)	Net carrying value includes all components of the related asset, including properties and intangibles.
(12)	Represents the Company’s earnings from unconsolidated entities attributable to the Company’s investment in the mall portfolio acquired in the fourth quarter of 2014.

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations by Segment

For the three months ended September 30, 2015

(Amounts in thousands)

		Investing				Investing
	Lending	and Servicing	Property			and Servicing
	Segment	Segment	Segment	Corporate	Subtotal	VIEs	Total
Revenues:
Interest income from loans	$116,049	$4,549	$—	$—	$120,598	$—	$120,598
Interest income from investment securities	18,137	40,615	—	—	58,752	(34,078)	24,674
Servicing fees	114	61,394	—	—	61,508	(28,980)	32,528
Rental income	—	2,758	7,287	—	10,045	—	10,045
Other revenues	154	4,372	—	—	4,526	(226)	4,300
Total revenues	134,454	113,688	7,287	—	255,429	(63,284)	192,145
Costs and expenses:
Management fees	364	18	—	27,614	27,996	86	28,082
Interest expense	20,148	2,793	1,713	26,034	50,688	—	50,688
General and administrative	5,901	30,187	226	2,201	38,515	178	38,693
Acquisition and investment pursuit costs	935	552	2,233	(38)	3,682	—	3,682
Costs of rental operations	—	1,562	790	—	2,352	—	2,352
Depreciation and amortization	—	2,492	4,742	—	7,234	—	7,234
Loan loss allowance, net	(2,667)	—	—	—	(2,667)	—	(2,667)
Other expense	—	3	—	—	3	—	3
Total costs and expenses	24,681	37,607	9,704	55,811	127,803	264	128,067
Income (loss) before other income, income taxes and non-controlling interests	109,773	76,081	(2,417)	(55,811)	127,626	(63,548)	64,078
Other income:
Change in net assets related to consolidated VIEs	—	—	—	—	—	49,665	49,665
Change in fair value of servicing rights	—	(13,331)	—	—	(13,331)	9,114	(4,217)
Change in fair value of investment securities, net	(518)	(1,941)	—	—	(2,459)	5,076	2,617
Change in fair value of mortgage loans held-for-sale, net	—	19,082	—	—	19,082	—	19,082
Earnings from unconsolidated entities	818	2,652	2,436	—	5,906	(200)	5,706
Gain on sale of investments and other assets, net	2,688	660	—	—	3,348	—	3,348
Gain (loss) on derivative financial instruments, net	10,693	(9,582)	1,119	—	2,230	—	2,230
Foreign currency (loss) gain, net	(18,705)	896	27	—	(17,782)	—	(17,782)
Other income, net	—	64	—	—	64	—	64
Total other (loss) income	(5,024)	(1,500)	3,582	—	(2,942)	63,655	60,713
Income (loss) before income taxes	104,749	74,581	1,165	(55,811)	124,684	107	124,791
Income tax provision	(166)	(7,509)	—	—	(7,675)	—	(7,675)
Net income (loss)	104,583	67,072	1,165	(55,811)	117,009	107	117,116
Net income attributable to non-controlling interests	(350)	76	—	—	(274)	(107)	(381)
Net income (loss) attributable to Starwood Property Trust, Inc.	$104,233	$67,148	$1,165	$(55,811)	$116,735	$—	$116,735

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee due to the Company’s external manager, acquisition costs from successful acquisitions, depreciation and amortization of real estate, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount is adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash adjustments as determined by the Company’s external manager and approved by a majority of the Company’s independent directors.

Reconciliation of Net Income to Core Earnings

For the three months ended September 30, 2015

(Amounts in thousands except per share data)

		Investing
	Lending	and Servicing	Property
	Segment	Segment	Segment	Corporate	Total
Net income (loss) attributable to Starwood Property Trust, Inc.	$104,233	$67,148	$1,165	$(55,811)	$116,735
Add / (Deduct):
Non-cash equity compensation expense	676	850	—	7,106	8,632
Management incentive fee	—	—	—	5,359	5,359
Acquisition and investment pursuit costs	—	—	1,465	—	1,465
Depreciation and amortization	—	1,099	4,658	—	5,757
Loan loss allowance, net	(2,667)	—	—	—	(2,667)
Interest income adjustment for securities	(290)	2,618	—	—	2,328
Other non-cash items	—	—	—	—	—
Reversal of unrealized (gains) / losses on:
Loans held-for-sale	—	(19,082)	—	—	(19,082)
Securities	518	1,941	—	—	2,459
Derivatives	(11,482)	8,618	(1,119)	—	(3,983)
Foreign currency	18,707	(896)	(27)	—	17,784
Earnings from unconsolidated entities	—	(2,652)	—	—	(2,652)
Recognition of realized gains / (losses) on:
Loans held-for-sale	—	11,573	—	—	11,573
Securities	—	(6,669)	—	—	(6,669)
Derivatives	4,339	(2,281)	—	—	2,058
Foreign currency	(6,203)	896	27	—	(5,280)
Earnings from unconsolidated entities	—	1,611	—	—	1,611
Core Earnings (Loss)	$107,831	$64,774	$6,169	$(43,346)	$135,428
Core Earnings (Loss) per Weighted Average Diluted Share	$0.44	$0.27	$0.03	$(0.18)	$0.56

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations by Segment

For the nine months ended September 30, 2015

(Amounts in thousands)

		Investing				Investing
	Lending	and Servicing	Property			and Servicing
	Segment	Segment	Segment	Corporate	Subtotal	VIEs	Total
Revenues:
Interest income from loans	$343,449	$13,870	$—	$—	$357,319	$—	$357,319
Interest income from investment securities	57,483	112,583	—	—	170,066	(93,838)	76,228
Servicing fees	296	166,691	—	—	166,987	(76,048)	90,939
Rental income	—	6,908	10,823	—	17,731	—	17,731
Other revenues	567	7,603	—	—	8,170	(733)	7,437
Total revenues	401,795	307,655	10,823	—	720,273	(170,619)	549,654
Costs and expenses:
Management fees	1,119	54	—	81,511	82,684	187	82,871
Interest expense	61,868	7,663	2,590	78,900	151,021	—	151,021
General and administrative	16,842	92,002	402	5,573	114,819	542	115,361
Acquisition and investment pursuit costs	1,932	1,270	6,495	38	9,735	—	9,735
Costs of rental operations	—	4,138	1,123	—	5,261	—	5,261
Depreciation and amortization	—	10,790	6,357	—	17,147	—	17,147
Loan loss allowance, net	311	—	—	—	311	—	311
Other expense	—	378	—	—	378	—	378
Total costs and expenses	82,072	116,295	16,967	166,022	381,356	729	382,085
Income (loss) before other income, income taxes and non-controlling interests	319,723	191,360	(6,144)	(166,022)	338,917	(171,348)	167,569
Other income:
Change in net assets related to consolidated VIEs	—	—	—	—	—	153,399	153,399
Change in fair value of servicing rights	—	(26,587)	—	—	(26,587)	18,176	(8,411)
Change in fair value of investment securities, net	(347)	3,181	—	—	2,834	730	3,564
Change in fair value of mortgage loans held-for-sale, net	—	51,044	—	—	51,044	—	51,044
Earnings from unconsolidated entities	3,034	10,704	7,631	—	21,369	(622)	20,747
Gain on sale of investments and other assets, net	2,995	17,760	—	—	20,755	—	20,755
Gain (loss) on derivative financial instruments, net	19,602	(13,315)	1,036	—	7,323	—	7,323
Foreign currency (loss) gain, net	(26,860)	(395)	20	—	(27,235)	—	(27,235)
Loss on extinguishment of debt	—	—	—	(5,921)	(5,921)	—	(5,921)
Other income, net	—	105	—	14	119	—	119
Total other (loss) income	(1,576)	42,497	8,687	(5,907)	43,701	171,683	215,384
Income (loss) before income taxes	318,147	233,857	2,543	(171,929)	382,618	335	382,953
Income tax provision	(136)	(27,282)	—	—	(27,418)	—	(27,418)
Net income (loss)	318,011	206,575	2,543	(171,929)	355,200	335	355,535
Net income attributable to non-controlling interests	(1,030)	76	—	—	(954)	(335)	(1,289)
Net income (loss) attributable to Starwood Property Trust, Inc.	$316,981	$206,651	$2,543	$(171,929)	$354,246	$—	$354,246

Reconciliation of Net Income to Core Earnings

For the nine months ended September 30, 2015

(Amounts in thousands except per share data)

		Investing
	Lending	and Servicing	Property
	Segment	Segment	Segment	Corporate	Total
Net income (loss) attributable to Starwood Property Trust, Inc.	$316,981	$206,651	$2,543	$(171,929)	$354,246
Add / (Deduct):
Non-cash equity compensation expense	1,988	3,404	—	21,641	27,033
Management incentive fee	—	—	—	16,126	16,126
Acquisition and investment pursuit costs	—	—	1,465	—	1,465
Depreciation and amortization	—	1,955	6,195	—	8,150
Loan loss allowance, net	311	—	—	—	311
Interest income adjustment for securities	(654)	(827)	—	—	(1,481)
Other non-cash items	—	(775)	—	—	(775)
Reversal of unrealized (gains) / losses on:
Loans held-for-sale	—	(51,044)	—	—	(51,044)
Securities	347	(3,181)	—	—	(2,834)
Derivatives	(21,989)	10,260	(1,036)	—	(12,765)
Foreign currency	26,861	395	(20)	—	27,236
Earnings from unconsolidated entities	—	(10,704)	—	—	(10,704)
Recognition of realized gains / (losses) on:
Loans held-for-sale	—	47,196	—	—	47,196
Securities	—	(16,790)	—	—	(16,790)
Derivatives	15,845	(6,776)	—	—	9,069
Foreign currency	(16,442)	(669)	20	—	(17,091)
Earnings from unconsolidated entities	—	7,674	—	—	7,674
Core Earnings (Loss)	$323,248	$186,769	$9,167	$(134,162)	$385,022
Core Earnings (Loss) per Weighted Average Diluted Share	$1.38	$0.79	$0.04	$(0.57)	$1.64

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet by Segment

As of September 30, 2015

(Amounts in thousands)

		Investing				Investing
	Lending	and Servicing	Property			and Servicing
	Segment	Segment	Segment	Corporate	Subtotal	VIEs	Total
Assets:
Cash and cash equivalents	$112,635	$56,454	$—	$202,766	$371,855	$913	$372,768
Restricted cash	15,352	23,978	4,290	—	43,620	—	43,620
Loans held-for-investment, net	5,814,886	—	—	—	5,814,886	—	5,814,886
Loans held-for-sale	27,198	423,630	—	—	450,828	—	450,828
Loans transferred as secured borrowings	142,456	—	—	—	142,456	—	142,456
Investment securities	564,101	927,315	—	—	1,491,416	(704,955)	786,461
Properties, net	—	84,558	445,880	—	530,438	—	530,438
Intangible assets	—	162,343	56,616	—	218,959	(27,879)	191,080
Investment in unconsolidated entities	30,155	54,627	121,733	—	206,515	(7,344)	199,171
Goodwill	—	140,437	—	—	140,437	—	140,437
Derivative assets	26,102	4,389	5,816	—	36,307	—	36,307
Accrued interest receivable	35,214	828	—	—	36,042	—	36,042
Other assets	21,722	64,086	40,604	12,784	139,196	(1,900)	137,296
VIE assets, at fair value	—	—	—	—	—	82,937,617	82,937,617
Total Assets	$6,789,821	$1,942,645	$674,939	$215,550	$9,622,955	$82,196,452	$91,819,407
Liabilities and Equity
Liabilities:
Accounts payable, accrued expenses and other liabilities	$17,143	$85,208	$10,344	$24,431	$137,126	$660	$137,786
Related-party payable	—	120	—	22,684	22,804	—	22,804
Dividends payable	—	—	—	115,191	115,191	—	115,191
Derivative liabilities	8,387	6,359	155	—	14,901	—	14,901
Secured financing agreements, net	2,209,851	485,662	328,602	658,159	3,682,274	—	3,682,274
Convertible senior notes, net	—	—	—	1,320,207	1,320,207	—	1,320,207
Secured borrowings on transferred loans	143,926	—	—	—	143,926	—	143,926
VIE liabilities, at fair value	—	—	—	—	—	82,181,138	82,181,138
Total Liabilities	2,379,307	577,349	339,101	2,140,672	5,436,429	82,181,798	87,618,227
Equity:
Starwood Property Trust, Inc. Stockholders’ Equity:
Common stock	—	—	—	2,407	2,407	—	2,407
Additional paid-in capital	2,689,426	1,183,262	329,960	(18,110)	4,184,538	—	4,184,538
Treasury stock	—	—	—	(61,525)	(61,525)	—	(61,525)
Accumulated other comprehensive income (loss)	40,830	(2,478)	1,158	—	39,510	—	39,510
Retained earnings (accumulated deficit)	1,668,561	180,456	4,720	(1,847,894)	5,843	—	5,843
Total Starwood Property Trust, Inc. Stockholders’ Equity	4,398,817	1,361,240	335,838	(1,925,122)	4,170,773	—	4,170,773
Non-controlling interests in consolidated subsidiaries	11,697	4,056	—	—	15,753	14,654	30,407
Total Equity	4,410,514	1,365,296	335,838	(1,925,122)	4,186,526	14,654	4,201,180
Total Liabilities and Equity	$6,789,821	$1,942,645	$674,939	$215,550	$9,622,955	$82,196,452	$91,819,407

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com

Contact:

Zachary Tanenbaum

Starwood Property Trust

Phone: 203-422-7788

Email: ztanenbaum@starwood.com